UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2024 biote Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40128	85-1791125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 W. Walnut Hill Ln #100

Irving, Texas 75038

(Address of principal executive offices, including zip code)

(844) 604-1246

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BTMD	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Named Executive Officer

On July 2, 2024, biote Corp. (the “Company”) announced that Mary Puncochar, who has served as the Company’s Head of Strategic Sales & Business Analytics since March 2024 and, prior to that, served as Chief Commercial Officer from May 2023 to March 2024, was terminated other than for cause from all employment and officer positions with the Company.

With respect to Ms. Puncochar’s termination of employment, on July 3, 2024, Ms. Puncochar entered into a Separation Agreement (the “Separation Agreement”) with the Company, pursuant to which, among other things, the Company agreed to pay Ms. Puncochar (i) an amount equal to nine months’ base salary, or approximately $202,781, (ii) a reimbursement for a period of up to nine months for the Company’s share of Ms. Puncochar’s medical/dental/vision benefits that Ms. Puncochar was actively participating in and (iii) an amount equal to the prorated target bonus for the fiscal year ending 2024, or $54,075. Pursuant to the terms of the Separation Agreement, Ms. Puncochar agreed to a customary release of all claims or damages against the Company and certain related persons and entities that in any way arise from, relate to, or are in any way connected with Ms. Puncochar’s employment with and/or separation from Company.

The foregoing description of the Separation Agreement is a summary and is qualified in its entirety by the terms and conditions of the Separation Agreement, a copy of which will be filed in the Company’s next quarterly report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

biote Corp.

By:	/s/ Teresa S. Weber
Name:	Teresa S. Weber
Title:	Chief Executive Officer

Date: July 3, 2024